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                                                                   Exhibit 10.21

                              CONSULTING AGREEMENT

      CONSULTING AGREEMENT (this "Agreement") made as of the 19th day of October, 1998 by and between Ronald M. Gross, residing at the address indicated following his signature below (hereinafter referred to as "Mr. Gross") and Rayonier Inc., a North Carolina corporation having its principal place of business at 1177 Summer Street, Stamford, Connecticut 06905 (hereinafter referred to as the "Company").

                             W I T N E S S E T H:

      WHEREAS, Mr. Gross has provided valuable service to the Company and its shareholders as Chief Executive Officer of the Company since 1981 and as the Company's Chairman of the Board of Directors since 1984;

      WHEREAS, on May 15, 1998, Mr. Gross was reelected a Class I Director of the Company for a term ending in 2001;

      WHEREAS, Mr. Gross intends to retire from his employment with the Company, and the Company desires to have Mr. Gross continue as a director and to have the opportunity to consult Mr. Gross following his retirement; and

      WHEREAS, Mr. Gross is willing to remain a director of the Company and to undertake such consulting obligations on the terms and conditions contained herein.

      NOW THEREFORE, in consideration of their mutual promises, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

            1. Retirement. Mr. Gross will voluntarily retire and thereby terminate his employment with the Company on December 31, 1998 (his "Retirement"), and relinquish his role as Chairman of the Board of Directors.

            2. Directorship. (a) Nomination. Mr. Gross shall remain a Class I Director of the Company for the remainder of his term ending in May, 2001, and the Company hereby agrees to nominate Mr. Gross for election as a Class I Director at each Annual Meeting at which Class I Directors are elected in 2001 and 2004 and, if reelected, Mr. Gross agrees to continue to serve in such capacity through the Company's Annual Meeting in 2007. As a director, Mr. Gross shall be entitled to compensation for such service on the same terms as the Company's other non-employee members of the Board of Directors in accordance with the Company's policies as may be in effect from time to time, effective January 1, 1999 (the "Effective Date"); provided that, within 30 days of the Effective Date, the Company shall pay to Mr. Gross one-half of the annual retainer paid to non-employee directors elected on May 15, 1998 in respect of
Mr. Gross's service as a director for the period from the Effective Date though the date of the Company's Annual Meeting in 1999.
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            (b) Consulting Term. In addition to his service as a director of the
Company, Mr. Gross agrees to provide consulting services to the Board of Directors. The term of this arrangement shall be for the period from the Effective Date through the date of the Company's Annual Meeting in 2007, or, absent a change in control (defined below), for such shorter period as he may remain a director, provided that such consulting term shall in no event end before October 19, 2005 (the "Consulting Term"). Apart from his compensation as a director, the Company shall pay Mr. Gross an annual retainer of $50,000, for each year or part thereof in the term, payable as a lump sum at the same time as the annual retainer paid to non-employee directors (including Mr. Gross); provided that, within 30 days of the Effective Date, the Company shall pay to Mr. Gross $25,000 in respect of Mr. Gross's consulting services hereunder for the period from the Effective Date through the date of the Company's Annual Meeting in 1999. During the Consulting Term, Mr. Gross also shall be entitled to reimbursement of reasonable expenses incurred in his consulting service. Mr. Gross's consulting services shall include such services as Mr. Gross is requested to perform from time to time by the Board of Directors, acting through its Chairman, and that Mr. Gross, in his sole discretion, determines to undertake during the Consulting Term.

            3. Separation Benefits. In addition to, and without limiting, any and all other benefits otherwise payable to Mr. Gross, from and after the Effective Date, Mr. Gross shall be entitled to the following:

            (a) Insurance Premium Reimbursement/Deferred Compensation. On or about January 1, 2000, Mr. Gross will be paid a lump sum of $300,000 (the "Insurance Reimbursement"), together with an amount (the "tax gross up") such that after payment of all federal and state taxes in respect of such payment(s) from the Company Mr. Gross shall have received the full after tax value of such amounts, together with a tax gross up of such amount estimated at $237,000. The Insurance Reimbursement is intended to correspond to the present day value estimate of certain amounts payable as premiums in connection with a participation by Mr. Gross in the AIG Executive Edge sponsored insurance protection for ITT/Rayonier Executive non-qualified benefit plans ("Executive Security Coverage") for an extended nine-year period. If Mr. Gross so advises the Company in writing on or before December 31, 1999, in lieu of the lump sum payment provided in respect of the Insurance Reimbursement, a deferred compensation payment of $80,500 instead will be paid each January 15th, commencing in the year 2000, for nine consecutive years, which annual amount is intended to correspond to the annual premium for Executive Security Coverage ($45,000) plus tax gross-up ($35,500) in each such year. All of the deferred compensation amounts payable hereunder shall be payable without regard to whether or not Mr. Gross elects to continue Executive Security Coverage.

            (b) Tax Service/Financial Planning. Continuation of Mr. Gross's right to receive a Senior Executive Tax Service/Financial Planning ("Tax Planning Allowance") allowance in the amount of $15,000 per year, plus tax gross-up, to cover the costs of Mr. Gross's 2000 and 2001 tax filings for calendar years 1999 and 2000 and related planning, including applicable carry over provisions, in the same manner as if Mr. Gross remained in his present capacities and not retired.
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            (c) Annual Physical. From and after the Effective Date, the Company shall pay for the reasonable cost of an annual physical for Mr. Gross through and including his last year as a director of the Company, in the same manner as if Mr. Gross remained in his present capacities and not retired.

            4. Office. From and after the Effective Date, Mr. Gross shall be entitled to, and the Company shall provide Mr. Gross with, an off-site office at a location of Mr. Gross's choosing (the "Office") through the later of (i) the year 2005 or (ii) the termination of Mr. Gross's Consulting Term. The Company shall provide Mr. Gross with certain services in connection with the Office, including, without limitation, secretarial services, utilities, telephone, facsimile, computer equipment, and Company car/driver service, as available, in addition to private car service for Mr. Gross' business use (the "Services"). The cost of maintaining the Office and the Services will be determined by market conditions and shall be subject to cost of living adjustments.

            5. Non-Disclosure. (a) General. Mr. Gross acknowledges that his work as a consultant hereunder will continue to bring him into close contact with the Confidential Information (defined below) of the Company and of third parties. Mr. Gross acknowledges that such Confidential Information continues to be reposed in him in trust. Mr. Gross agrees that he shall, both during and after his tenure as a consultant hereunder, maintain such Confidential Information in confidence and neither disclose to others (nor cause to be disclosed) nor use personally (nor cause to be used) such Confidential Information without the prior written permission of the Company. Mr. Gross will also take reasonable precautions to prevent the inadvertent exposure of Confidential Information to unauthorized persons or entities. Mr. Gross acknowledges that the covenants in this Agreement are a continuation of those that have existed during the term of his employment with the Company. These covenants are expressions of his duties, formerly as an employee, and continuing as a director and now consultant of the Company not to use the Confidential Information to the detriment of the Company. In addition, Mr. Gross acknowledges that he shall benefit from entry into this Agreement in that the Company shall be willing to continue to provide access to Confidential Information to Mr. Gross. The obligations under this paragraph shall survive the termination of this Agreement.

      (b) Confidential Information. As used herein, "Confidential Information" means all confidential information and trade secrets of the Company or any of its Affiliates, whether now existing or hereafter acquired or developed, including without limitation financial statements, business plans, working methods, investments, materials, processes, programs, designs, names of and relationships with current vendors and lenders and other third parties, contractual arrangements, profit formulas, experimental investigations, studies, current customer/vendor names and requirements, current professional associations or contacts, information submitted to the Company or its Affiliates by third parties on a confidential basis, similar other non-public or otherwise confidential, sensitive or proprietary information. "Confidential Information" does not include information that has become generally known within the forest products industry without breach of any obligation of confidentiality of Mr. Gross. (As used herein, the term "Affiliate" means any entity controlling, controlled by or under common control with the Company, now or in the future, including without limitation, partnerships in which the
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Company or any Affiliate may acquire a controlling interest as a limited or general partner and limited liability companies in which the Company or any Affiliate may become a member.)

      6. Non-Competition. Because Mr. Gross's consulting services to the Company are special and because Mr. Gross has access to the Company's confidential information, Mr. Gross covenants and agrees that during the Consulting Term, and for six (6) months thereafter, Mr. Gross will not, directly or indirectly, either on his own behalf or on behalf of any person, partnership, corporation or otherwise, be employed by or provide consulting services to, or be an investor, partner, member or more than 2% shareholder of, any company from time to time identified in the peer group forest product industry companies used for purposes of measuring total shareholder return for Contingent Performance Share awards granted to employees of the Company under the 1994 Rayonier Incentive Stock Plan, without the prior written consent of the Company's Board of Directors. The parties agree that the time period and scope of the non-competition specified above are reasonable and necessary in light of the matters contemplated by this Agreement. If, however, it shall be determined at any time by a court of competent jurisdiction that either the time period restriction or the geographical area restriction, or both, are invalid or unenforceable, the parties agree that any such restriction determined to be invalid or unenforceable shall be deemed so amended as to make such restriction valid and enforceable in the determination of said court, and such restriction, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made as of the date of this Agreement. This paragraph shall survive the termination of this Agreement for the period indicated above.

            7. Change in Control. Unless Mr. Gross shall have been notified and approved thereof prior thereto in writing, in the event of a Change in Control of the Company, all payments under this Agreement, including, without limitation, payments under Sections 2(b), 3(a) and 3(b), shall be accelerated to the effective date of such Change in Control. Payments under Section 2(b) shall be calculated on the basis of the full Consulting Term to June 1, 2007; provided that, at Mr. Gross's sole option, Mr. Gross may, by written notice to the Company, forego payment of amounts due under Section 2(b) and the Consulting Term shall thereupon lapse. For this purpose, a Change in Control shall have the meaning specified in the Retirement Plan for Salaried Employees of Rayonier Inc., as amended effective July 18, 1997, and as the same may be thereafter amended from time to time prior to the occurrence of a Change in Control.

            8. Notices. Any notice permitted or required hereunder shall be deemed sufficient when hand-delivered or mailed by certified mail, postage prepaid, and addressed if to the Company, Attn.: Chairman, at the address indicated above and if to Mr. Gross at the address indicated below (or to such other address as may be provided by notice).

            9. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements or understandings.

            10. Assignment. This Agreement may not be assigned by Mr. Gross without the prior written consent of the Company. This Agreement may be assigned by the Company and shall be binding upon, and inure to the benefit of, the Company's successors and assigns.
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            11. Headings. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

            12. Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

            13. Specific Performance. The parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for Mr. Gross's breach of Sections 5 and 6 of this Agreement, and accordingly, the terms thereof shall be specifically enforced. Mr. Gross hereby consents to the entry of any temporary restraining order or preliminary or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions hereof.

            14. Severability. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision.

            15. Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of Connecticut.

            16. Authorization. Execution of this Agreement by the undersigned on behalf of the Company has been approved by the Board of Directors of the Company at a meeting on October 16, 1998, as reflected in the minutes of said meeting.

      IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

                                  RAYONIER INC.


                                  By _________________________________________
                                  Name:  John P. O'Grady
                                  Title: Senior Vice President, Administration


                                  Consultant:



                                   ___________________________________________
                                   Name:    Ronald M. Gross
                                   Address: 925 Westover Road
                                            Stamford, Connecticut  06902